EXHIBIT 3.2

                           TRIMBLE NAVIGATION LIMITED

                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                           TRIMBLE NAVIGATION LIMITED

         Charles R. Trimble and Robert A. Trimble hereby certify that:

     1. They are President and Secretary, respectively, of Trimble Navigation Limited, a California corporation.

2. The Articles of Incorporation of this corporation are amended to add the following Article IV:

                                       "IV

     Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Section 2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

         Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

     3. The foregoing Certificate of Amendment of Articles of Incorporation has been duly approved byn the Board of Directors.

         4. The foregoing Certificate of Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California General Corporation Law. The total number of outstanding shares of stock of the corporation is 7,270,041 shares of Common Stock. The number of shares voting in favor of the Certificate of Amendment of Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the total outstanding shares voting together.


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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the Certificate of Amendment of Articles of Incorporation are true of our own knowledge.

         Executed at Sunnyvale, California this 7th day of April, 1988.


                      /s/ Charles R. Trimble
                          Charles R. Trimble, President


                      /s/ Robert A. Trimble
                          Robert A. Trimble, Secretary


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